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                                                                   EXHIBIT 99(2)
                              [HAYES LEMMERZ LOGO]

                                                                    NEWS RELEASE
CONTACT:       William Shovers
               Hayes Lemmerz International, Inc.
               (734) 737-5100



                                                           For Immediate Release

      HAYES LEMMERZ INTERNATIONAL RECEIVES OFFER FROM MAJORITY STOCKHOLDERS
            TO ACQUIRE ALL MINORITY SHARES FOR $21 PER SHARE IN CASH

Detroit, Michigan: January 10, 2000 - Hayes Lemmerz International, Inc. (NYSE:HAZ) announced today that it received a proposal from Joseph Littlejohn & Levy, on behalf of stockholders owning in excess of 75% of Hayes' common stock, to acquire the remaining shares of Hayes which they do not already own for $21 in cash per share in a merger transaction. The proposal is contingent on approval of Hayes' independent directors.

The Company expects to form a Special Committee of its independent directors to review the proposal.

Hayes Lemmerz International, Inc. (NYSE: HAZ) is one of the world's leading global suppliers of automotive and commercial highway wheels, brakes, suspension, structural and other lightweight components. The company has annual sales of close to $2.3 billion with 43 plants, 8 joint venture facilities and over 15,000 employees worldwide.


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More information about Hayes Lemmerz International, Inc. is available at
http://www.hayes-lemmerz.com, and a complete list of current and archived press releases is available at http://hayes-lemmerz.com/press kit.